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                                                                    Exhibit 99.1


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  FOR IMMEDIATE RELEASE

                                                       Contact:  Jeanette Clonan
                                                                  (212) 338-5658

                 LORAL TO SELL $400 MILLION OF PREFERRED STOCK
                             IN A RULE 144A OFFERING

NEW YORK - February 7, 2000 - Loral Space & Communications announced today that it plans to sell $400 million of convertible redeemable preferred stock due 2007 in an offering exempt from registration.

Loral intends to apply the proceeds from the sale of the preferred stock for general corporate purposes, including investment in our broadband strategy and expansion of the Loral Global Alliance, by acquisition of additional satellites and orbital slots.

The preferred stock will be offered only to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. The preferred stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of any offer to buy the securities.